Exhibit (a)(3)


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                                November 15, 2004



     TO: SHAREHOLDERS OF WELLS REAL ESTATE INVESTMENT TRUST, INC.

     SUBJECT: OFFER TO PURCHASE SHARES FOR $7.00 PER SHARE

     Dear Shareholder:

     As described in the Offer to Purchase (the "Offer"), Sutter Opportunity Fund 3, LLC and Robert E. Dixon (the "Purchasers") are offering to purchase up to 1,000,000 Shares of Common Stock, Par Value $.01 ("Shares") in WELLS REAL ESTATE INVESTMENT TRUST, INC., (the "Company") at a purchase price equal to:

                                 $7.00 per Share

     The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in the Company without the usual transaction costs associated with selling commissions, bid/ask spreads, and brokerage fees.

     To respond to our offer, instruct your broker to tender your shares to Depository Trust Company, or complete and return a Letter of Transmittal to the Purchasers.

     The Letter of Transmittal and a complete copy of the Offer documents may be obtained free of charge by contacting the Purchasers at the number below, or from the Securities Exchange Commission website at www.sec.gov. Once you reach the website, under the section "Filings & Forms (EDGAR)", select "Search for Company Filings", then select "Historical EDGAR Archives", then enter the Company's name in the search bar. The Offer documents are filed on Schedule TO. If you elect to tender your Shares via Letter of Transmittal, fax a duly completed and executed copy of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, to the Purchasers at:

                         Sutter Capital Management, LLC
                       220 Montgomery Street, Suite 2100,
                         San Francisco, California 94104
                            Facsimile: (415) 788-1515
                          Email: info@suttercapital.com

     If you have any questions or need assistance, please call the Purchasers at
(415) 788-1441. This Offer expires (unless extended) December 20, 2004.